Exhibit 99.1

Speedus Announces First Quarter 2008 Results

March 31, 2008 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $1.4 million, or $0.34 per share on a fully diluted basis, for the quarter ended March 31, 2008 compared to a net loss of $1.2 million, or $0.30 per share on a fully diluted basis, for the quarter ended March 31, 2007. The loss before depreciation and amortization was $1.1 million for the quarter ended March 31, 2008 compared to a loss before depreciation and amortization of $1.2 million for the quarter ended March 31, 2007.

For the quarters ended March 31, 2008 and 2007, total operating expenses before depreciation and amortization amounted to $1.2 million and $1.5 million, respectively. This decrease is primarily a result of a decrease in legal expenses in connection with litigating patent infringement claims, net of increases in research and development expenses in connection with the Company’s wireless initiatives including Wibiki and the continued development of Zargis’ medical device.

About Speedus Corp.

Speedus is a pioneer in wireless broadband, owning both wireless spectrum and a portfolio of broadband IP. Speedus also holds controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc.

Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

#

Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company's 2007 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the quarter ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

CONTACT: Peter Hodge of Speedus Corp., 888-773-3669, ext. 23, or phodge@speedus.com

 SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (unaudited)

	For the quarters ended March 31,

	2008	2007

Revenues	$120,234	$173,319

Expenses:
Selling, general and administrative	718,126	1,110,261
Research and development	494,212	353,620
Depreciation and amortization	293,697	51,993
Cost of sales	36,105	64,829

Total operating expenses	1,542,140	1,580,703

Operating loss	(1,421,906)	(1,407,384)

Investment income	55,539	197,115

Net loss	$(1,366,367)	$(1,210,269)

Per share:
Loss per common share - basic and diluted	$(0.34)	$(0.30)

Weighted average common shares
outstanding - basic and diluted	3,991,946	3,992,323

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$10,351,634	$8,845,358
United States Treasury bills	—	2,996,700
Due from broker	1,928,650	—
Marketable securities	42,086	92,190
Accounts receivable and other	321,890	79,623
Assets held for sale	—	342,000

Total current assets	12,644,260	12,355,871
Property and equipment, net of accumulated
depreciation of $120,050 and $112,353	76,938	50,569
Other investments	800,000	800,000
Other intangible assets	584,400	—
Other assets	104,524	83,127

Total assets	$14,210,122	$13,289,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$84,506	$46,413
Accrued liabilities	959,231	1,390,803
Securities sold and not yet purchased	1,938,950	—
Current portion of redeemable preferred stock	354,700	—

Total current liabilities	3,337,387	1,437,216

Redeemable preferred stock ($.0001 par value;
100,000 shares authorized; 70,940
shares issued and outstanding), net of current portion	354,700	—

Total liabilities	3,692,087	1,437,216

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000
shares authorized; 5,438,006
shares issued)	54,380	54,380
Preferred stock ($.01 par value; 20,000,000
shares authorized):
Series A Junior Participating ($.01 par value;
4,000 shares authorized; no shares issued
and outstanding)	—	—
Additional paid-in-capital	91,834,336	91,797,457
Treasury stock (at cost; 1,449,201 and 1,445,634 shares)	(6,089,906)	(6,085,078)
Accumulated deficit	(75,280,775)	(73,914,408)

Stockholders’ equity	10,518,035	11,852,351

Total liabilities and stockholders’ equity	$14,210,122	$13,289,567